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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

THE BOARD OF DIRECTORS
NAI TECHNOLOGIES, INC.:

We consent to incorporation by reference in the registration statements (Nos. 33-46868, 33-57324, 33-66666, 33-66664, 333-3837 and 333-11993) on Form S-8 of
NAI Technologies, Inc. of our report dated February 9, 1998, relating to the consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related financial statement schedule, which report appears in the December 31, 1997, annual report on Form 10-K of NAI Technologies, Inc.

                                                   KPMG PEAT MARWICK LLP

Jericho, New York
February 26, 1998


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